Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2009

DURHAM, N.C. - August 13, 2009 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the quarter ended June 30, 2009, reporting net income of $1.3 million, or $0.06 per share compared with $590,000, or $0.03 per share for the quarter ended June 30, 2008. This result was primarily driven by decreased operating expenses offset, in part, by decreased FUZEON sales and an increase in tax expense.

For the six months ended June 30, 2009, the Company reported net income of $3.4 million, or $0.15 per share, compared with $2.9 million, or $0.13 per share for the six months ended June 30, 2008.

Royalty revenue for the quarter ended June 30, 2009 was $2.1 million compared with $2.5 million for the quarter ended June 30, 2008. This decrease was driven by a decrease in net FUZEON sales outside the U.S. and Canada. Net sales of FUZEON outside the U.S. and Canada for the second quarter of 2009 were $19.4 million, down 13 percent from $22.2 million in the second quarter of 2008.

Collaboration income for the quarter ended June 30, 2009 was $1.4 million compared with $2.0 million for the quarter ended June 30, 2008. This decrease was primarily driven by a decrease in net sales of FUZEON in the U.S and Canada offset, in part, by reduced selling and marketing expenses. Net sales of FUZEON in the U.S. and Canada for the second quarter of 2009 were $9.7 million, down 39 percent from $16.1 million in the second quarter of 2008.

Operating expenses for the quarter ended June 30, 2009 were $1.7 million compared with $4.6 million for the quarter ended June 30, 2008. This decrease was primarily driven the company's restructuring which eliminated all research and development functions and significantly reduced general and administrative personnel. In the second quarter of 2009, the Company entered into an agreement releasing the Company from $8.3 million in future lease obligations relating to an office and laboratory building formerly occupied by the Company. In connection with this transaction the Company paid a real estate commission of $496,000 which is recorded in operating expenses for the second quarter of 2009.

The income tax provision for the quarter ended June 30, 2009 was $735,000 compared with an income tax benefit of $194,000 for the quarter ended June 30, 2008. This increase was driven by an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended, which occurred in December 2008. The effects of this ownership change were the imposition of a $457,000 annual limitation on the use of net operating loss carryforwards, tax credits and built-in loss items attributable to periods before the change. Earnings over the annual limitation will now be subject to corporate income taxes.

Cash, cash equivalents and investment securities available-for-sale totaled $34.3 million at March 31, 2009, compared to $31.6 million at December 31, 2008.

2009 Guidance

The Company updated its guidance that it expects its total operating expenses in 2009 to be in the range of $5.0 million to $6.0 million.

Earnings Conference Call

The Company announced today that it will not be conducting a conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Milestone revenue	$ 66	$ 66	$ 132	$ 132
Royalty revenue	2,141	2,450	4,110	5,290
Collaboration income [1]	1,411	2,006	3,853	4,398
Total revenue and collaboration income	3,618	4,522	8,095	9,820

Operating expenses:
Research and development	--	1,127	--	2,556
General and administrative [2]	1,679	2,567	3,136	4,259
Loss (gain) on disposal of equipment	--	924	(23)	506
Total operating expenses	1,679	4,618	3,113	7,321

Operating (loss) income	1,939	(96)	4,982	2,499

Other income (expense)
Interest income	115	537	279	1,359
Gain (loss) on investments	23	50	57	(688)
Interest expense	(64)	(95)	(128)	(189)
Total other income (expense)	74	492	208	482

Income before taxes	2,013	396	5,190	2,981
Income tax provision/(benefit)	735	(194)	1,779	63

Net income	$ 1,278	$ 590	$ 3,411	$ 2,918

Basic net income per share	$ 0.06	$ 0.03	$ 0.15	$ 0.13

Diluted net income per share	$ 0.06	$ 0.03	$ 0.15	$ 0.13

Weighted average shares outstanding - basic	22,320	22,186	22,285	22,177
Weighted average shares outstanding - diluted	22,320	22,271	22,285	22,262
Dividends declared per common share	$ -	$ 1.50	$ -	$ 1.50

Notes:

[1] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our Development and License Agreement with F.Hoffmann-La Roche, LTD ("Roche") our collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

On January 1, 2009, we adopted Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") Issue Number 07-1 "Accounting for Collaborative Arrangements." As a result, all development expenses generated at Roche related to FUZEON are included in our collaboration income. For the three months ended June 30, 2009 and 2008, our share of the development expenses of $239,000 and $221,000, respectively, was included in our collaboration income. For the six months ended June 30, 2009 and 2008, our share of the development expenses of $532,000 and $511,000, respectively, was included in our collaboration income. In previous periods, such expenses were included in research and development expenses and have been reclassified to conform to the current presentation.

We have exercised our rights under the Development and License Agreement and entered into negotiations with Roche related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009. Accordingly, we cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future. Although active discussions are on-going, we cannot be certain when a final resolution will be reached. Depending upon the resolution of our negotiations with Roche, cost of goods sold may increase or decrease in future periods.

During 2008, we recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and Trimeris. In the first quarter of 2009, Roche informed us that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million has been recorded as a credit to cost of goods sold for the first quarter of 2009. Trimeris' share of this credit was $1.1 million. We are disputing with Roche the remainder of the excess capacity charges for 2008. The resolution of this dispute may result in an additional credit to cost of goods sold for the collaboration in the amount of $1.9 million.

[2] On May 18, 2009, we entered into an agreement releasing us from $8.3 million in future lease obligations relating our former corporate office and research facility. The total consideration paid by the Company for release of the future lease obligations was $1.8 million of which $1.3 million was expensed in prior periods. The remaining consideration, or $496,000, related to real estate commissions was expensed in the second quarter of 2009.

In the second quarter of 2008, we shut-down our corporate offices and research facility and relocated to smaller office space. Under Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", in the second quarter of 2008, we recorded a liability and non-cash expense based of $939,000 on the remaining rental payments reduced by estimated sublease rental income.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 32,454	$ 28,750
Other current assets	2,774	3,334
Total current assets	35,228	32,084
Long-term investment securities available-for-sale	1,798	2,827
Total other assets	9,599	9,301
Total assets	$ 46,625	$ 44,212
Liabilities and Stockholders' Equity
Total current liabilities	$ 1,747	$ 3,541
Long term portion of deferred revenue	1,172	1,304
Accrued marketing costs	18,399	18,271
Accrued compensation - long-term	-	74
Total liabilities	21,318	23,190

Total stockholders' equity	25,307	21,022
Total liabilities and stockholders' equity	$ 46,625	$ 44,212

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,**		Six Months Ended, **
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

United States and Canada	$ 9.7	$ 16.1	$ 19.7	$ 33.1
Rest of World	19.4	22.2	37.2	47.9
Worldwide Total	$ 29.1	$ 38.3	$ 56.9	$ 81.0

** may not add due to rounding

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